Exhibit 8.2

Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

July 31, 2025

Guaranty Bancshares, Inc.

16475 Dallas Parkway, Suite 600

Addison, Texas 75001

Ladies and Gentlemen:

We have acted as counsel to Guaranty Bancshares, Inc., a Texas corporation (“GNTY”), in connection with (i) the Plan and Agreement of Merger, dated as of June 24, 2025 (the “Merger Agreement”), by and among GNTY and Glacier Bancorp, Inc., a Montana corporation (“GBCI”), pursuant to which GNTY will merge with and into GBCI, with GBCI as the surviving corporation (the “Merger”), and (ii) the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”), which includes the proxy statement/prospectus, filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2025. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

In connection with rendering our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representation letters dated July 31, 2025, and delivered by GNTY and GBCI to us for the purpose of rendering our opinion stated herein (the “Representations Letters”), and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”). In rendering our opinion, we also have assumed that (i) any representations set forth in the Representation Letters are, and will be as of all relevant times, true, correct and complete, and (ii) the Representation Letters have been executed by appropriate and authorized officers of GNTY and GBCI.

In rendering our opinion, we have assumed with your consent that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) the Documents are complete and authentic, have been duly authorized, executed, and delivered, and are valid and binding in accordance with their terms, (iii) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are, and will be true, complete and accurate at all relevant times (including as of the Effective Time), (iv) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, (v) none of the terms and conditions contained in the

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

Guaranty Bancshares, Inc. July 31, 2025 Page 2

Documents have been or will be waived or modified in any respect, and (vi) none of the parties to the Merger Agreement have taken, or will take, any action that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by GNTY and GBCI in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by GNTY or GBCI in the Documents, or assumptions on which our opinion is based could affect our conclusion.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings published, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the IRS or any court, and no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to our opinion.

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that, under current law, the statements regarding the United States federal income tax consequences set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” insofar as they constitute statements of law or legal conclusions, accurately describe the material United States federal income tax consequences of the Merger.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. Further, no opinion is expressed as to the tax consequences of any transactions other than the Merger (including any transaction undertaken in connection with the Merger or contemplated by the Merger Agreement).

Our opinion is being rendered solely in connection with the filing of the Registration Statement. Our opinion is expressed as of the date hereof. We are under no obligation, and we do not undertake any obligation, to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP